CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement No. 333-169433 on Form S-1, as amended by Post-Effective Amendment No. 4 on Form S-3 dated May 31, 2022, (ii) Registration Statement No. 333-254609 on Form S-3ASR, as amended by Post-Effective Amendment No. 1 to Form S-3ASR dated May 31, 2022, (iii) Registration Statement No. 333-223202 on Form S-8, as amended by Post-Effective Amendment No. 2 on Form S-8 dated May 31, 2022, (iv) Registration Statement No. 333-230627 on Form S-8, as amended by Post-Effective Amendment No. 1 on Form S-8 dated May 31, 2022, relating to the consolidated financial statements of KKR & Co. Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2023